NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

CUSIP NO. 040049 30 6

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AUTHORIZED STOCK: 100,000,000 COMMON SHARES

PAR VALUE: $.001 PER SHARE

THIS CERTIFIES THAT                                                                                                                                                                     is the registered holder of

Common Shares of ARENA RESOURCES, INC.

transferable only on the books of the Corporation by the Holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its facsimile Corporate Seal to be hereunto affixed.

Dated:

The shares represented by this certificate were issued as a part of a “unit” consisting of common stock and a common stock purchase warrant. The shares represented by this certificate may not be sold or otherwise transferred unless the accompanying common stock purchase warrant certificate (which warrant certificate has a warrant number that corresponds to the stock certificate number indicated on the face of this certificate) is also concurrently transferred to the same purchaser.	This restriction will lapse on the earlier of , 2005, or upon thirty (30) days’ prior written notice from Arena Resources, Inc. (which notice will be provided to both the registered holder hereof and Atlas Stock Transfer Corporation), after which time the shares of common stock represented by this certificate may be transferred independently of the corresponding common stock purchase warrant.

/s/ Illegible		/s/ Illegible
SECRETARY	[SEAL]	PRESIDENT

REDEEMABLE WARRANT FOR THE PURCHASE OF COMMON STOCK OF

CUSIP NO. 040049 11 6

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This Certifies That FOR VALUE RECEIVED,

or registered assigns (the “Holder”) is the owner of

Common Stock Purchase Warrants. Each Warrant entitles the Holder to purchase at any time between                     , 2004, (the “Effective Date”) and 5:00 p.m. Eastern Time on                     , 2008 (the “Expiration Date”), for an exercise price of $                     per share, one fully paid and nonassessable share of common stock, $0.001 par value (a “Warrant Share”) of Arena Resources, Inc., a Nevada corporation (the “Company”). After the expiration date each Warrant that has not been exercised will expire. If such date shall in the state of Utah be on a holiday or a day on which banks are authorized to close, then the Expiration Date shall mean 5:00 p.m. (Eastern Time) the next following date which in the state of Utah is not a holiday or a day on which banks are authorized to close. The Warrant Shares are issuable on the presentation and surrender of this Warrant Certificate with the subscription form on the reverse side hereof duly executed at the principal office of the Company or its duly appointed agent, Atlas Stock Transfer Corporation, or its successor (the “Warrant Agent”) accompanied by payment in lawful money of the United States of America in cash or by official bank or certified check payable to the Company.

This Warrant Certificate and each Warrant represented hereby are issued under and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the “Warrant Agreement”) dated as of                     , 2004, between the Company and the Warrant Agent. A copy of the Warrant Agreement is on file at the principal office of the Warrant Agent, and a copy will be provided by the Company to each Holder on request at no charge.

Commencing one year from the Effective Date, the Company may, at its option, redeem this Warrant in whole for a redemption price of $0.10 per Warrant, on 30 days’ prior written notice to the registered Holder, provided, however, the right to redeem this Warrant may be exercised by the Company only in the event [1] the closing bid price for the Company’s Common Stock equals or exceeds $                     for twenty (20) consecutive trading days immediately preceding any notice of the call for redemption, and the notice is given within five (5) business days of the conclusion of the twenty (20) day trading period, and [2] the Company has a registration statement or a post-effective amendment to an existing registration statement pertaining to the Warrant Shares effective with the Securities and Exchange Commission. In the event the Company exercises its right to redeem this Warrant, the Expiration Date will be deemed to be, and this Warrant will be exercisable until the close of business on, the date fixed for redemption in such notice. If the Warrant has been called for redemption and is not exercised by such time, the Warrant will cease to be exercisable and the registered Holder hereof will be entitled only to the redemption price.

This Warrant Certificate was issued as a part of a “unit” which also consists of a certificate representing shares of common stock of the Company. This Warrant Certificate may not be sold or otherwise transferred unless the accompanying common stock certificate (which has a certificate number that corresponds to the Warrant Certificate number indicated on the face of this certificate) is also concurrently transferred to the same purchaser. This restriction will lapse on the earlier of one year from the Effective Date, or upon thirty (30) days’ prior written notice from the Company (which notice will be provided to both the registered Holder hereof and the Warrant Agent), after which time this Warrant Certificate may be transferred independently of the correspondingly numbered common stock certificate.

This Warrant shall not be valid unless countersigned by the Warrant Agent.

Dated:

/s/ Illegible		/s/ Illegible
SECRETARY	[SEAL]	PRESIDENT